Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR FIRST QUARTER FISCAL 2007

Riverside, Calif., September 7, 2006 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today results for the first quarter of fiscal 2007, which ended July 30, 2006.

The Company reported income from continuing operations of $0.7 million, or $0.01 per diluted share, for the 13-week first quarter of fiscal 2007 compared to a loss from continuing operations of $17.4 million, or $0.31 per diluted share, for the 14-week period ended July 31, 2005. Results for the quarter included a pretax gain of $18.5 million and a related deferred tax charge of $3.6 million that were generated by the repurchase of one million shares of Fleetwood’s 6% convertible trust preferred securities in July 2006. Results for the comparable quarter of the prior year included a non-cash charge of $10.5 million, related to an adjustment to the deferred tax valuation allowance, due to an increase in market value of the 6% securities at that time.

The net loss for the fiscal 2007 first quarter, including discontinued operations, was $0.4 million or $0.01 per diluted share, compared with a net loss of $29.6 million, or $0.53 per diluted share, for the first quarter of last year. The loss from discontinued operations in the first quarter of fiscal 2007 was $1.1 million, compared with a loss from discontinued operations of $12.1 million for the 2006 period. Fleetwood’s manufactured housing retail and financial services businesses were sold during the summer of 2005.

Revenues from continuing operations totaled $529.8 million for the fiscal 2007 first quarter, down 14 percent from $616.5 million in the prior year. Revenues declined 12 percent for the RV Group, 29 percent for the Housing Group and 6 percent in the Supply Group. The lower revenues produced an operating loss of $8.2 million in the current first quarter, compared with an operating loss of $0.9 million in the prior year. In fiscal 2006, the first quarter results included restructuring charges, primarily severance costs, of $4.3 million, while the current year includes a gain of $2.1 million from the sale of two idle housing facilities.

“The decline in sales volume masks the progress we have made in improving our products and reducing costs,” said Elden L. Smith, president and chief executive officer. “Motor homes and manufactured housing in particular are operating in difficult industry environments. We reduced operating costs by $33.1 million during fiscal 2006, but with sales at current levels, it has not been enough. In a further effort to better align our costs with market conditions, subsequent to the end of the quarter, we made additional cuts to operating budgets and eliminated a number of management and staff positions at our corporate headquarters and in our operating divisions. In many cases, these moves also served to further decentralize the organization and continue our drive to become a more focused and responsive organization throughout all our business segments.”

The RV Group recorded an operating loss of $13.3 million in the quarter, compared with an operating loss of $5.1 million last year. At the operating line, the motor home division incurred a loss of $3.5 million compared to earnings of $5.2 million in the prior year; the travel trailer division lost $10.0 million compared with a loss of $8.7 million; and the folding trailer division earned $0.2 million compared to a loss of $1.6 million. The results in motor homes were primarily

(more)

attributable to a 24 percent drop in revenues, which were $225.2 million, compared with $297.8 million in the prior year. Although travel trailer sales were up 16 percent to $121.7 million from $104.8 million, previously reported difficulties with the changeover to the new model year products and part shortages led to incremental labor and freight costs. Folding trailer sales increased by 18 percent to $24.3 million from $20.6 million, which, in conjunction with significant cost reductions, led to improved margins.

“Currently, the market for motor homes remains challenging, particularly for high-end Class A’s and mid-level Class C’s, two markets that have traditionally been areas of strength for Fleetwood,” Smith said. “In response to increases in sales of lower-priced Class A’s, we recently introduced a high-value, entry-level Class A unit that is gaining traction, and we have plans to continue to augment our offerings to take greater advantage of the current market environment. Last week, we held our first National RV Dealer Meeting since 2000. The attendees’ reactions were positive and optimistic with regard to overall industry fundamentals but more importantly with regard to the new product lineup and overall direction of Fleetwood’s RV Group.”

The Housing Group earned $2.1 million in operating income for the quarter, compared with $5.0 million last year, which included restructuring costs of $3.0 million. Manufactured housing revenues in the first quarter fell 29 percent to $145.7 million from $204.3 million in the prior year.

“The manufactured housing industry is essentially flat calendar year to date,” Smith said. “Sales in California and Florida, states that were providing some momentum at this time last year, have declined, but the industry is seeing increased activity in the Gulf Coast area. Fleetwood’s market share is being impacted by our concentration in the softer California and Florida markets, compounded by the significant proportion of our divested retail stores that were located in the Southeast. We are aggressively pursuing non-traditional business, and are beginning to write relatively modest initial orders which we believe are early indications of more exciting future opportunities. For instance, we fully expect to be an active participant in the rebuilding of the Gulf Coast, through builder/developer relationships as well as through our traditional dealer network. We are also part of a consortium that was selected to provide units for military housing.”

The Supply Group earned $1.2 million in operating income in the first quarter, compared with $1.7 million in the prior year. Revenues were down 13 percent to $46.8 million compared with $53.8 million last year.

“At least through the next quarter, we expect continued pressure on margins from weak motor home sales and a highly competitive travel trailer market,” Smith concluded. “In manufactured housing, new business during the second quarter will not yet offset the declines in our traditional areas of strength. We will also incur one-time restructuring costs in connection with the recent personnel changes that will largely offset the cost savings for the second quarter.”

The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 1:30 p.m. EDT/10:30 a.m. PDT on Thursday, September 7, 2006, and will be broadcast live over the Internet at www.streetevents.com and www.earnings.com. It also will be accessible from the Company’s website, www.fleetwood.com. An archive of the call will be available on all three sites shortly after the conclusion of the call.

(more)

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that the Company will regain sustainable profitability in the foreseeable future; the Company’s ability to comply with financial covenants on existing debt obligations and to obtain future financing needed in order to execute its business strategies; the volatility of the Company’s stock price; the impact of ongoing weakness in the manufactured housing market and more recent weakness in the motor home market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may impact demand for Fleetwood’s products; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; repurchase agreements with floorplan lenders, which could result in increased costs; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; expenses and uncertainties associated with the manufacturing, development and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the highly competitive nature of our industries; and lack of acceptance of Fleetwood’s products.

(tables to follow)

Fleetwood Enterprises, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share data)

	13 Weeks Ended	14 Weeks Ended
	July 30, 2006	July 31, 2005
Net Sales:
RV Group	$371,226	$423,202
Housing Group	145,664	204,331
Supply Group	12,881	13,730
Intercompany Housing Group sales	—	(24,788)
	529,771	616,475

Cost of products sold	456,517	516,412
Gross profit	73,254	100,063

Operating expenses	83,552	96,626
Other operating (income) expenses, net	(2,064)	4,330
	81,488	100,956

Operating loss	(8,234)	(893)
Other income (expense):
Investment income	2,140	1,005
Interest expense	(6,773)	(7,399)
Other, net	18,530	—

	13,897	(6,394)
Income (loss) from continuing operations before income taxes	5,663	(7,287)
Provision for income taxes	(4,994)	(10,126)
Income (loss) from continuing operations	669	(17,413)

Loss from discontinued operations, net	(1,080)	(12,144)

Net loss	$(411)	$(29,557)

	Basic	Diluted	Basic	Diluted

Earnings (loss) per common share:
Income (loss) from continuing operations	$0.01	$0.01	$(0.31)	$(0.31)
Loss from discontinued operations	(0.02)	(0.02)	(0.22)	(0.22)

Net loss per common share	$(0.01)	$(0.01)	$(0.53)	$(0.53)

Weighted average common shares	63,892	64,502	56,136	56,136

Fleetwood Enterprises, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 30, 2006	April 30, 2006	July 31, 2005
	(Unaudited)		(Unaudited)
ASSETS

Cash	$39,051	$123,141	$33,729
Marketable investments	23,149	22,768	17,750
Receivables	154,181	154,493	186,234
Inventories	207,622	177,832	188,303
Deferred taxes, net	17,872	18,847	46,404
Assets of discontinued operations	—	—	145,511
Other current assets	15,523	16,851	25,947
Total current assets	457,398	513,932	643,878

Property, plant and equipment, net	210,115	217,458	230,832
Deferred taxes, net	47,599	50,209	17,859
Cash value of Company-owned life insurance, net	29,634	29,938	37,061
Goodwill	6,316	6,316	6,316
Other assets	43,462	44,182	47,363

Total assets	$794,524	$862,035	$983,309

LIABILITIES & SHAREHOLDERS’ EQUITY

Accounts payable	$65,088	$65,333	$72,191
Employee compensation & benefits	45,751	53,267	53,749
Federal and state income taxes	3,666	2,217	—
Product warranty reserve	66,143	67,123	64,686
Short-term borrowings	8,054	7,476	13,044
Insurance reserves	16,918	17,531	17,916
Accrued interest	4,568	7,197	54,666
Liabilities of discontinued operations	—	—	81,025
Other current liabilities	62,145	67,728	115,363
Total current liabilities	272,333	287,872	472,640

Deferred compensation and retirement benefits	34,700	33,609	39,133
Insurance reserves	35,000	36,268	35,328
Long-term debt	121,269	123,199	128,156
Convertible subordinated debentures	160,142	210,142	210,142

Total liabilities	623,444	691,090	885,399

Commitments and contingencies

Shareholders’ equity:
Common stock	63,896	63,878	56,352
Additional paid-in capital	489,522	488,906	426,279
Accumulated deficit	3,306	3,394	1,632
Accumulated other comprehensive income	(385,644)	(385,233)	(386,353)

Total shareholders’ equity	171,080	170,945	97,910

Total liabilities and shareholders’ equity	$794,524	$ 862,035	$ 983,309

Fleetwood Enterprises, Inc.

BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION

(Unaudited)

(Amounts in thousands)

	13 Weeks Ended	14 Weeks Ended
	July 30, 2006	July 31, 2005
OPERATING REVENUES:
Motor homes	$225,228	$297,790
Travel trailers	121,686	104,835
Folding trailers	24,312	20,577
RV Group	371,226	423,202
Housing Group	145,664	204,331
Supply Group	12,881	13,730
Intercompany Housing Group sales	—	(24,788)

	$529,771	$616,475

OPERATING INCOME (LOSS):
Motor homes	$(3,478)	$5,185
Travel trailers	(9,977)	(8,711)
Folding trailers	202	(1,555)
RV Group	(13,253)	(5,081)
Housing Group	2,067	5,020
Supply Group	1,248	1,721
Corporate and other	1,704	(2,553)

	$(8,234)	$(893)

UNITS SOLD:
Recreational vehicles -
Motor homes	2,198	2,967
Travel trailers	7,184	6,612
Folding trailers	2,730	2,446
	12,112	12,025

Manufactured housing -
Factory shipments	3,701	5,858

Less intercompany	—	(651)

Total shipments from continuing operations	15,813	17,232

Retail housing sales	—	1,089

Total Company shipments	15,813	18,321

#   #   #